EXHIBIT 99.1

First Mid Bancshares, Inc. Announces Third Quarter 2023 Results

MATTOON, Ill., Oct. 26, 2023 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter ended September 30, 2023.

Highlights

  Net income of $15.1 million, or $0.68 diluted EPS
  Adjusted net income (non-GAAP) of $17.1 million, or $0.77 diluted EPS
  Closed on the acquisition of Blackhawk Bancorp, Inc. (“Blackhawk”) on August 15th
  Completed balance sheet restructuring by selling a portion of Blackhawk bonds
  Increased liquidity position and lowered loan to deposit ratio to 87%
  Net interest margin, on a tax equivalent basis (non-GAAP), improved to 3.06% for the third quarter

“We are pleased to deliver solid core results that provide a baseline to the earnings momentum we expect to achieve with the Blackhawk acquisition,” said Joe Dively, Chairman and Chief Executive Officer. “We executed well in a challenging operating environment and maintained our disciplined approach to growth and prudent credit management. We are extremely excited to welcome the addition of new customers and talented employees following our acquisition of Blackhawk. The integration and operational planning are progressing as expected, and we are confident that this strategic combination will enhance value for our stockholders by driving improved profitability trends and expanding our platform for growth opportunities.”

Blackhawk Update
The Company has received approval from the OCC to complete the merger of Blackhawk Bank with and into First Mid Bank & Trust, N.A. The planned bank merger and system conversion are scheduled for the first weekend of December.

With the closing of the acquisition of Blackhawk on August 15th, the Company added approximately $1.2 billion in deposits and $730.2 million in loans, net of interest rate marks and the non-PCD credit mark. The final purchase accounting fair value marks included a discount to loans for credit and interest rates totaling $50.7 million. An amount of $4.1 million was recorded directly to the allowance for credit losses related to purchase credit deteriorated loans. The marks also included a discount to time deposits and debt of $2.3 million and $3.7 million, respectively. The core deposit intangible fair value mark was $34.6 million. In addition to $2.1 in acquisition related costs, the third quarter included $6.0 million of provision expense of which $5.5 million was recorded to Blackhawk Bank, including $3.8 million for the “Day Two” current expected credit loss (“CECL”) requirement.

After closing the acquisition, the Company sold a portion of Blackhawk’s bonds from its investment portfolio for net proceeds totaling $251.9 million. The transactions resulted in a net gain on sales of securities of $3.4 million for the quarter. These funds were used to pay down a portion of the Company’s borrowings and brokered CD’s, and the remaining balance was retained in cash.

Net Interest Income
Net interest income for the third quarter of 2023 increased by $8.1 million, or 19.1% compared to the second quarter of 2023. Interest income and interest expense increased in the quarter by $14.3 million and $6.3 million, respectively. The increase in interest income was primarily driven by the addition of Blackhawk and the repricing of loans with higher interest rates. Accretion income for the quarter was $2.6 million, an increase compared to $0.5 million in the prior quarter. Interest expense increased primarily from the addition of Blackhawk and higher interest rates. The third quarter interest expense included $0.4 million in amortization of premiums on time deposits.

In comparison to the third quarter of 2022, net interest income increased $2.2 million, or 4.3%. The increase was primarily driven by the addition of Blackhawk. Interest income increased by $23.7 million, while interest expense increased $21.5 million.

Net Interest Margin
Net interest margin, on a tax equivalent basis (non-GAAP), was 3.06% for the third quarter of 2023, which was 22 basis points higher compared to the prior quarter. Earning asset yields increased by 46 basis points and the average cost of funds increased 24 basis points. The quarter included a net $2.2 million of purchase accounting benefit.

In comparison to the third quarter of last year, the net interest margin decreased 15 basis points, with an average earnings asset increase of 112 basis points versus the average cost of funds increase of 127 basis points.

Loan Portfolio
Total loans ended the quarter at $5.54 billion, representing an increase of $726.6 million. Excluding the Blackhawk acquired net loans in the period, loans decreased by $3.5 million compared to the prior quarter. The largest category of growth came in CRE, while C&I loans declined the most. Overall, loan demand was slower in the quarter, but new opportunities were well diversified both geographically and by sector. The weighted average yield on new loans was 8.88% in the quarter.

Asset Quality
The Company’s strong credit culture continues to be reflected in its asset quality metrics for September 30, 2023. The allowance for credit losses (“ACL”) increased by $9.6 million to $68.2 million with an ending ACL to total loans ratio of 1.23%. In addition to the ACL, an unearned discount of $54.5 remains at quarter end providing another 99 basis points of coverage. Provision expense was recorded in the amount of $5.9 million, inclusive of the Blackhawk acquisition CECL requirement. The Company had a total of $0.2 million in net charge offs in the quarter. Also, at the end of the third quarter, the ratio of non-performing loans to total loans was 0.38%, and the ACL to non-performing loans was 320.85%. The ratio of nonperforming assets to total assets was 0.30% and nonperforming loans were $21.3 million at quarter end. For the quarter, special mention loans were $73.7 million of which $24.5 million were added for Blackhawk. Substandard loans at the end of the quarter were $30.6 million of which $4.1 million were added for Blackhawk.

Deposits
Total deposits ended the quarter at $6.35 billion, which represented an increase of $1.13 billion. Excluding the net deposits acquired from Blackhawk, deposits declined by $68.2 million from the prior quarter. Most of the changes in the period were driven by seasonal real estate tax and overall customer operating needs. Although the deposit cost pressures continue, outflows directly tied to pricing trended lower in the quarter. The Company’s average rate on cost of funds increased to 1.83% compared to 1.59% in the prior quarter and 0.56% in the third quarter of 2022.

Noninterest Income
Noninterest income represented 31% of our total net revenues in the quarter and 32% year-to-date.

Noninterest income for the third quarter of 2023 was $23.1 million compared to $19.5 million in the second quarter of 2023. The increase compared to the prior quarter was primarily due to the addition of Blackhawk and a $3.4 million gain on securities sales tied to the balance sheet restructuring after closing the acquisition.

In comparison to the third quarter of 2022, noninterest income increased $6.3 million, or 37.3%, due to a combination of organic growth, the addition of Blackhawk and the securities gains.

Noninterest Expenses
Noninterest expense for the third quarter of 2023 totaled $47.1 million compared to $40.0 million in the prior quarter. The increase was primarily driven by the addition of Blackhawk and approximately $2.1 million in nonrecurring acquisition related costs.

In comparison to the third quarter of 2022, noninterest expenses increased $5.5 million, inclusive of $2.1 million in nonrecurring acquisition related costs. The increase was primarily driven by the addition of Blackhawk. Excluding Blackhawk and acquisition related costs, the primary changes were lower salaries and benefits costs tied to the cost savings initiatives at the end of the first quarter.

The Company’s efficiency ratio, as adjusted in the non-GAAP reconciliation table herein, for the third quarter 2023 was 58.6% compared to 60.4% in the prior quarter and 59.6% for the same period last year.

Capital Levels
The Company’s capital levels remained strong and above the “well capitalized” levels. During the third quarter, the closing of the Blackhawk acquisition resulted in decreases to the ratios. Capital levels ended the period as follows:

Total capital to risk-weighted assets	12.60%
Tier 1 capital to risk-weighted assets	10.19%
Common equity tier 1 capital to risk-weighted assets	9.85%
Leverage ratio	9.74%

Tangible book value per share declined in the period to $19.73. The decrease was primarily the result of the acquisition of Blackhawk and an increase to the unrealized loss position in the bond portfolio impacting accumulated other comprehensive income (“AOCI”). The reduction to tangible book value per share from AOCI was $1.15.

About First Mid: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., Blackhawk Bank, First Mid Insurance Group, Inc., and First Mid Wealth Management Co. First Mid is a $7.9 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois, Missouri, Texas, and Wisconsin and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in providing solutions and services to the customers and communities and has done so over the last 157 years. More information about the Company is available on our website at www.firstmid.com.

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Adjusted Net Income,” “Adjusted Diluted EPS,” “Efficiency Ratio,” “Net Interest Margin, tax equivalent,” and “Tangible Book Value per Common Share”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements
This document may contain certain forward-looking statements about First Mid, such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the integration of the operations of Blackhawk with First Mid will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to satisfy conditions to completion of the proposed transactions, including failure to obtain the required regulatory, shareholder and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the proposed transactions on customer relationships and operating results; the possibility that the proposed transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative and/or regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; accounting principles, policies and guidelines; and the impact of the global COVID-19 pandemic on First Mid’s businesses, the ability to complete the proposed transactions or any of the other foregoing risks. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

Matt Smith
Chief Financial Officer
217-258-1528
msmith@firstmid.com

– Tables Follow –

	FIRST MID BANCSHARES, INC.
	Condensed Consolidated Balance Sheets
	(In thousands, unaudited)
	As of

	September 30,	December 31,	September 30,
	2023	2022	2022

Assets
Cash and cash equivalents	$383,237	$152,433	$160,954
Investment securities	1,226,746	1,223,720	1,235,505
Loans (including loans held for sale)	5,540,065	4,826,212	4,720,290
Less allowance for credit losses	(68,241)	(59,093)	(58,777)
Net loans	5,471,824	4,767,119	4,661,513
Premises and equipment, net	102,004	90,473	90,659
Goodwill and intangibles, net	267,793	169,897	170,897
Bank owned life insurance	165,022	151,756	150,831
Other assets	238,668	188,817	181,024
Total assets	$7,855,294	$6,744,215	$6,651,383

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$1,389,022	$1,256,514	$1,334,686
Interest bearing	4,957,302	4,000,487	4,148,512
Total deposits	6,346,324	5,257,001	5,483,198
Repurchase agreement with customers	214,978	221,414	220,707
Other borrowings	364,953	465,071	181,232
Junior subordinated debentures	24,003	19,364	19,322
Subordinated debt	106,648	94,553	94,515
Other liabilities	60,440	53,657	51,694
Total liabilities	7,117,346	6,111,060	6,050,668

Total stockholders’ equity	737,948	633,155	600,715
Total liabilities and stockholders’ equity	$7,855,294	$6,744,215	$6,651,383

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Interest income:
Interest and fees on loans	$69,143	$49,278	$183,747	$132,741
Interest on investment securities	9,284	7,302	23,604	22,095
Interest on federal funds sold & other deposits	2,011	174	2,888	346
Total interest income	80,438	56,754	210,239	155,182
Interest expense:
Interest on deposits	22,047	4,915	51,394	9,586
Interest on securities sold under agreements to repurchase	1,625	428	4,811	632
Interest on other borrowings	4,749	1,927	13,716	2,848
Interest on jr. subordinated debentures	545	241	1,314	553
Interest on subordinated debt	1,029	986	3,003	2,958
Total interest expense	29,995	8,497	74,238	16,577
Net interest income	50,443	48,257	136,001	138,605
Provision for credit losses	5,911	142	5,552	4,001
Net interest income after provision for loan	44,532	48,115	130,449	134,604
Non-interest income:
Wealth management revenues	4,940	4,843	15,795	16,291
Insurance commissions	5,199	4,158	19,416	16,903
Service charges	2,994	2,445	7,583	6,737
Net securities gains/(losses)	3,389	79	3,337	81
Mortgage banking revenues	846	355	1,328	1,125
ATM/debit card revenue	3,766	3,101	10,114	9,213
Other	1,919	1,810	7,445	6,125
Total non-interest income	23,053	16,791	65,018	56,475
Non-interest expense:
Salaries and employee benefits	25,422	24,877	75,037	74,984
Net occupancy and equipment expense	6,929	5,903	18,969	18,131
Net other real estate owned (income) expense	902	58	1,062	243
FDIC insurance	785	479	2,324	1,341
Amortization of intangible assets	2,568	1,598	5,567	4,753
Stationary and supplies	335	361	942	997
Legal and professional expense	1,844	1,770	5,314	5,389
ATM/debit card expense	1,751	1,243	3,990	2,991
Marketing and donations	764	739	2,326	2,318
Other	5,796	4,521	13,184	12,342
Total non-interest expense	47,096	41,549	128,715	123,489
Income before income taxes	20,489	23,357	66,752	67,590
Income taxes	5,372	5,418	15,888	15,277
Net income	$15,117	$17,939	$50,864	$52,313

Per Share Information
Basic earnings per common share	$0.68	$0.88	$2.41	$2.61
Diluted earnings per common share	0.68	0.88	2.40	2.60

Weighted average shares outstanding	22,220,438	20,454,669	21,086,802	20,070,687
Diluted weighted average shares outstanding	22,319,334	20,535,215	21,176,946	20,145,435

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Interest income:
Interest and fees on loans	$69,143	$58,368	$56,236	$53,128	$49,278
Interest on investment securities	9,284	7,193	7,127	7,285	7,302
Interest on federal funds sold & other deposits	2,011	569	308	296	174
Total interest income	80,438	66,130	63,671	60,709	56,754
Interest expense:
Interest on deposits	22,047	16,580	12,767	9,227	4,915
Interest on securities sold under agreements to repurchase	1,625	1,723	1,463	1,163	428
Interest on other borrowings	4,749	4,084	4,883	3,345	1,927
Interest on jr. subordinated debentures	545	390	379	315	241
Interest on subordinated debt	1,029	986	988	987	986
Total interest expense	29,995	23,763	20,480	15,037	8,497
Net interest income	50,443	42,367	43,191	45,672	48,257
Provision for credit losses	5,911	458	(817)	805	142
Net interest income after provision for loan	44,532	41,909	44,008	44,867	48,115
Non-interest income:
Wealth management revenues	4,940	5,341	5,514	6,201	4,843
Insurance commissions	5,199	5,737	8,480	4,719	4,158
Service charges	2,994	2,386	2,203	2,375	2,445
Securities gains, net	3,389	(6)	(46)	(48)	79
Mortgage banking revenues	846	332	150	65	355
ATM/debit card revenue	3,766	3,265	3,083	3,209	3,101
Other	1,919	2,431	3,095	1,686	1,810
Total non-interest income	23,053	19,486	22,479	18,207	16,791
Non-interest expense:
Salaries and employee benefits	25,422	23,544	26,071	23,610	24,877
Net occupancy and equipment expense	6,929	6,035	6,005	6,126	5,903
Net other real estate owned (income) expense	902	27	133	87	58
FDIC insurance	785	1,076	463	464	479
Amortization of intangible assets	2,568	1,477	1,522	1,537	1,598
Stationary and supplies	335	315	292	298	361
Legal and professional expense	1,844	1,780	1,690	1,607	1,770
ATM/debit card expense	1,751	1,016	1,223	1,309	1,243
Marketing and donations	764	908	654	681	739
Other	5,796	3,864	3,524	3,653	4,521
Total non-interest expense	47,096	40,042	41,577	39,372	41,549
Income before income taxes	20,489	21,353	24,910	23,702	23,357
Income taxes	5,372	4,786	5,730	3,063	5,418
Net income	$15,117	$16,567	$19,180	$20,639	$17,939

Per Share Information
Basic earnings per common share	$0.68	$0.81	$0.94	$1.01	$0.88
Diluted earnings per common share	0.68	0.80	0.93	1.01	0.88

Weighted average shares outstanding	22,220,438	20,528,717	20,492,254	20,461,046	20,454,669
Diluted weighted average shares outstanding	22,319,334	20,628,239	20,563,972	20,535,220	20,535,215

	FIRST MID BANCSHARES, INC.
	Consolidated Financial Highlights and Ratios
	(Dollars in thousands, except per share data)
	(Unaudited)
	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022

Loan Portfolio
Construction and land development	$189,206	$151,574	$159,157	$144,264	$142,801
Farm real estate loans	399,834	392,220	401,957	410,327	360,424
1-4 Family residential properties	531,699	418,932	424,545	440,180	436,625
Multifamily residential properties	327,067	303,482	301,808	294,346	298,321
Commercial real estate	2,392,834	2,056,529	2,003,647	2,030,011	1,996,338
Loans secured by real estate	3,840,640	3,322,737	3,291,114	3,319,128	3,234,509
Agricultural operating loans	179,447	148,318	146,847	166,838	160,511
Commercial and industrial loans	1,242,653	1,094,522	1,078,021	1,082,960	1,064,033
Consumer loans	99,542	80,241	88,430	97,775	100,783
All other loans	177,783	167,598	156,219	159,511	160,454
Total loans	5,540,065	4,813,416	4,760,631	4,826,212	4,720,290

Deposit Portfolio
Non-interest bearing demand deposits	$1,389,022	$1,171,047	$1,262,181	$1,256,514	$1,334,686
Interest bearing demand deposits	1,940,162	1,477,765	1,419,791	1,389,283	1,364,306
Savings deposits	734,377	602,523	639,691	636,699	657,592
Money Market	1,161,957	923,259	878,452	1,267,726	1,443,060
Time deposits	1,120,806	1,044,991	830,663	706,779	683,554
Total deposits	6,346,324	5,219,585	5,030,778	5,257,001	5,483,198

Asset Quality
Non-performing loans	$21,269	$18,637	$15,163	$19,170	$20,812
Non-performing assets	23,565	22,615	19,225	23,539	25,143
Net charge-offs (recoveries)	181	(38)	53	489	440
Allowance for credit losses to non-performing loans	320.85%	315.07%	383.98%	308.26%	282.42%
Allowance for credit losses to total loans outstanding	1.23%	1.22%	1.22%	1.22%	1.25%
Nonperforming loans to total loans	0.38%	0.39%	0.32%	0.40%	0.44%
Nonperforming assets to total assets	0.30%	0.34%	0.29%	0.35%	0.38%
Special Mention loans	73,732	40,687	47,022	39,853	25,298
Substandard and Doubtful loans	30,575	28,255	29,931	34,352	37,378

Common Share Data
Common shares outstanding	23,830,038	20,528,192	20,519,717	20,452,376	20,454,636
Book value per common share	$30.97	$32.18	$32.26	$30.96	$29.37
Tangible book value per common share (1)	19.73	23.48	24.05	22.65	21.01
Tangible book value per common share excluding other comprehensive income at period end (1)	27.24	30.87	30.77	30.06	29.21
Market price of stock	26.56	24.14	27.22	32.08	31.97

Key Performance Ratios and Metrics
End of period earning assets	$7,007,282	$6,023,553	$5,995,674	$6,063,953	$5,975,619
Average earning assets	6,593,781	6,049,626	6,052,264	6,000,106	6,063,061
Average rate on average earning assets (tax equivalent)	4.89%	4.43%	4.32%	4.07%	3.77%
Average rate on cost of funds	1.83%	1.59%	1.38%	1.00%	0.56%
Net interest margin (tax equivalent) (1)	3.06%	2.84%	2.94%	3.07%	3.21%
Return on average assets	0.90%	0.99%	1.15%	1.24%	1.07%
Adjusted return on average assets (1)	0.94%	1.03%	1.18%	1.25%	1.11%
Return on average common equity	8.70%	10.07%	12.11%	13.51%	11.18%
Adjusted return on average common equity (1)	9.82%	10.42%	11.92%	13.60%	11.51%
Efficiency ratio (tax equivalent) (1)	58.60%	60.37%	59.01%	58.07%	59.64%
Full-time equivalent employees	1,224	995	988	1,043	1,051

[1] Non-GAAP financial measure. Refer to reconciliation to the comparable GAAP measure.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)
	For the Quarter Ended September 30, 2023
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$90,957	$1,882	8.21%
Federal funds sold	8,561	114	5.28%
Certificates of deposits investments	2,152	16	2.95%
Investment Securities:
Taxable (total less municipals)	1,004,994	7,352	2.93%
Tax-exempt (Municipals)	287,232	2,445	3.40%
Loans (net of unearned income)	5,199,885	69,397	5.29%

Total interest earning assets	6,593,781	81,206	4.89%

NONEARNING ASSETS
Cash and due from banks	125,014
Premises and equipment	97,474
Other nonearning assets	524,478
Allowance for loan losses	(64,636)

Total assets	$7,276,111

INTEREST BEARING LIABILITIES
Demand deposits	$2,646,134	$12,740	1.91%
Savings deposits	669,930	190	0.11%
Time deposits	1,081,978	9,117	3.34%
Total interest bearing deposits	4,398,042	22,047	1.99%
Repurchase agreements	212,644	1,625	3.03%
FHLB advances	486,738	4,761	3.88%
Federal funds purchased	-	-	0.00%
Subordinated debt	105,332	1,028	3.87%
Jr. subordinated debentures	19,258	545	11.23%
Other debt	-	(12)	0.00%
Total borrowings	823,972	7,947	3.83%
Total interest bearing liabilities	5,222,014	29,994	2.28%

NONINTEREST BEARING LIABILITIES
Demand deposits	1,293,422	Average cost of funds	1.83%
Other liabilities	65,265
Stockholders’ equity	695,410

Total liabilities & stockholders’ equity	$7,276,111

Net Interest Earnings / Spread		$51,212	2.61%

Impact of Non-Interest Bearing Funds			0.45%

Tax effected yield on interest earning assets			3.06%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022

Net interest income as reported	$50,443	$42,367	$43,191	$45,672	$48,257
Net interest income, (tax equivalent)	51,212	43,109	43,947	46,464	49,060
Average earning assets	6,593,781	6,049,626	6,052,264	6,000,106	6,063,061
Net interest margin (tax equivalent)	3.06%	2.84%	2.94%	3.07%	3.21%

Common stockholder’s equity	$737,948	$660,687	$661,865	$633,155	$600,715
Goodwill and intangibles, net	267,793	178,615	168,373	169,897	170,897
Common shares outstanding	23,830	20,528	20,520	20,452	20,455
Tangible Book Value per common share	$19.73	$23.48	$24.05	$22.65	$21.01
Accumulated other comprehensive loss (AOCI)	(178,903)	(151,566)	(137,901)	(151,507)	(167,663)
Adjusted tangible book value per commone share	$27.24	$30.87	$30.77	$30.06	$29.21

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data, unaudited)

	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Adjusted earnings Reconciliation
Net Income - GAAP	$15,117	$16,567	$19,180	$20,639	$17,939
Adjustments (post-tax): (1)
Acquisition ACL on non-PCD assets in provision expense	2,985	-	-	-	-
Nonrecurring severance expense	-	-	416	-	-
Net (gain)/loss on securities sales	(2,677)	-	-	-	-
Integration and acquisition expenses	1,653	589	135	131	524
Total non-recurring adjustments (non-GAAP)	$1,962	$589	$551	$131	$524

Adjusted earnings - non-GAAP	$17,079	$17,156	$19,731	$20,770	$18,463
Adjusted diluted earnings per share (non-GAAP)	$0.77	$0.83	$0.96	$1.01	$0.90
Adjusted return on average assets - non-GAAP	0.94%	1.03%	1.18%	1.25%	1.11%
Adjusted return on average common equity - non-GAAP	9.82%	10.42%	11.92%	13.60%	11.51%

Efficiency Ratio Reconciliation
Noninterest expense - GAAP	$47,096	$40,042	$41,577	$39,372	$41,549
Other real estate owned property income (expense)	(902)	(27)	(133)	(87)	(58)
Amortization of intangibles	(2,568)	(1,477)	(1,522)	(1,537)	(1,598)
Nonrecurring severance expense	-	-	(527)	-	-
integration and acquisition expenses	(2,093)	(745)	(171)	(166)	(663)
Adjusted noninterest expense (non-GAAP)	$41,533	$37,793	$39,224	$37,582	$39,230

Net interest income -GAAP	$50,443	$42,367	$43,192	$45,672	$48,257
Effect of tax-exempt income (1)	769	742	755	792	803
Adjusted net interest income (non-GAAP)	$51,212	$43,109	$43,947	$46,464	$49,060

Noninterest income - GAAP	$23,053	$19,486	$22,479	$18,207	$16,791
Net (gain)/loss on securities sales	(3,389)	6	46	48	(79)
Adjusted noninterest income (non-GAAP)	$19,664	$19,492	$22,525	$18,255	$16,712

Adjusted total revenue (non-GAAP)	$70,876	$62,601	$66,472	$64,719	$65,772

Efficiency ratio (non-GAAP)	58.60%	60.37%	59.01%	58.07%	59.64%

(1) Nonrecurring items (post-tax) and tax-exempt income are calculated using an estimated effective tax rate of 21%.